Exhibit 99.1

              BSD Medical Opens Chinese Market with First Sale of
                        Advanced Cancer Treatment System

      SALT LAKE CITY, December 14, 2004--BSD Medical Corp. (OTCBB:BSDM) today announced that it has shipped the first cancer treatment system, a BSD-2000, to its new distributor in the People's Republic of China, Dalian Orientech Co. LTD. The sale opens BSD's market to the world's most populous nation.

      The BSD-2000 is an advanced cancer treatment system that focuses on and kills cancer, including cancers located deep in the body, using radio frequency
(RF) energy. When cancerous cells are superheated they become depleted and die. They also become less resistant to radiation and chemotherapy, and the treatment is used to boost the effectiveness of both.

      Superheating, or causing hyperthermia in cancerous tissue, is a therapy that has had a following in China historically supported by Chinese manufactured systems. Dalian Orientech controls about 65% of the market, with over 1,500 installed hyperthermia systems. The BSD-2000 fills a demand for high-end capabilities and for American-made products. Their sales force is located in 23 provinces, and is supported by a telephone staff that qualifies and grades potential customers. Dalian Orientech provides technical and service support for all of its customers.

      Although destined for clinical use, the first BSD-2000 will also be used in a hospital setting to obtain regulatory approval for the BSD-2000 from the Chinese government. In China, regulatory approval normally can be accomplished over several months of testing and review.

      The demand for medical services is very large in China by Western standards. Some hospitals treat over a million patients a year. While the charge for the medical services required by individual patients is modest, the heavy and efficient utilization created from a large patient volume makes the use of high-end Western medical equipment affordable.

      BSD Medical Corporation is a leading developer of microwave and radio frequency systems for thermal medicine applicable to the treatment of cancer, benign diseases and other medical conditions. For more information about BSD Medical Corp. and its products visit www.BSDMC.com.

      Statements contained in this press release that are not historical facts are forward looking-statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the timing and ultimate regulatory acceptance of the BSD-2000 for use in China, and the future level of acceptance of the BSD-2000 for sales in China. All forward-looking statements are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

                                       ###